EXHIBIT INDEX

Exhibit No.     Description
-----------     -----------

  99.1          Press release of Portec Rail Products, Inc. dated September 15,
                2006

                                                                    Exhibit 99.1
For Immediate Release
---------------------
September 15, 2006

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4201

Press Release

Portec Rail Products, Inc. Announces Third Quarter 2006 Dividend

PITTSBURGH, PA - September 15, 2006 - Portec Rail Products, Inc.'s (NASDAQ Global Market "PRPX") Board of Directors announced the declaration of the Company's third quarter 2006 dividend of six cents per share. The cash dividend will be paid on September 29, 2006 to shareholders of record on September 18, 2006.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Wrexham, Wales; Leicester, England; Stone, England and Sheffield, England (Coronet Rail). Portec Rail Products, Inc.'s web site address is www.portecrail.com.
                                                 ------------------